EXHIBIT 99.1
News
For Immediate Release

El Paso Corporation Announces Closing of the Sale of East Coast
Power Interests

HOUSTON, TEXAS, OCTOBER 16, 2003-El Paso Merchant Energy, a business unit of El Paso Corporation (NYSE:EP), today announced that it closed on the sale of all of the common interests in East Coast Power, L.L.C. to GS Linden Power Holdings LLC, a subsidiary of The Goldman Sachs Group, Inc. As previously announced, the purchase price was approximately $456 million. After taking into consideration various adjustments, GS Linden paid approximately $380 million at closing. GS Linden will release an additional
$70 million plus interest upon the confirmation by the Federal Energy Regulatory Commission (FERC) of a settlement recently filed by the FERC trial staff and several other parties in the proceeding. El Paso currently expects FERC to issue an order within the next few months. With this transaction, El Paso is reducing consolidated debt by approximately $1 billion by eliminating approximately $600 million of consolidated non-recourse debt that will remain with East Coast Power L.L.C. and its subsidiaries, and by applying the purchase price to the reduction of other indebtedness of the company.

East Coast Power L.L.C. owns the natural gas-fired, 940-megawatt Linden cogeneration facility located adjacent to Staten Island in Linden, New Jersey. The facility supplies contracted power to the New York City market and a refinery owned by ConocoPhillips. The sale of East Coast Power also includes the rights to additional generation and transmission development opportunities at the Linden site.

This sale supports El Paso's previously announced 2003 five-point business plan, which includes exiting non-core businesses quickly but prudently, and strengthening and simplifying the balance sheet while maximizing liquidity. With the completion of this sale, the company has now completed sales of non-core assets and investments of approximately $2.7 billion in 2003. El Paso is in various stages of selling its remaining petroleum assets, including the Aruba and Eagle Point refineries, as well as the majority of its domestic power plants.

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the western energy crisis; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; the uncertainties associated with the outcome of governmental investigations; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Mel Scott, Director
Office:  (713) 420-3039
Fax:     (713) 420-6341